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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our Firm under the captions "Definitions" and "Accountants" in the Plan of Reorganization, and "Financial Information" in the Statement of Additional Information, and to the use of our reports each dated February 4, 2005, on the financial statements and financial highlights of AIM V.I. Aggressive Growth Fund, AIM V.I. Blue Chip Fund, AIM V.I. Capital Appreciation Fund, AIM V.I. Core Equity Fund, AIM V.I. Growth Fund, AIM V.I. Large Cap Growth Fund, and AIM V.I. Premier Equity Fund, each a series of AIM Variable Insurance Funds, in the Registration Statement on Form N-14 of AIM Variable Insurance Funds.



                                          /s/  TAIT, WELLER & BAKER LLP



PHILADELPHIA, PENNSYLVANIA
JANUARY 19, 2006